EXHIBIT 12

                               GENERAL MILLS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                       Fiscal Year Ended
                                      --------------------------------------------------
                                      May 30,    May 31,    May 25,    May 26,    May 28,
                                       1999       1998       1997       1996       1995
                                       ----       ----       ----       ----       ----


Ratio of Earnings to Fixed Charges.....6.67       5.63       6.54       6.94       4.10



   For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures, plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.